                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) October 22, 2008

                           SHELTER PROPERTIES VI

           (Exact name of Registrant as specified in its charter)

South Carolina	0-132621	57-0755618
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or	File Number	Identification Number)
Organization)

                               55 Beattie Pl ace

                             Post Office Box 1089

                       Greenville, South Carolina 29602

                   (Address of principal executive offices)

                                (864) 239-1000

                          (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Shelter Properties VI Limited Partnership, a South Carolina limited partnership, (the “Registrant”),owns Village Gardens Apartments (“Village Gardens”), a 141-unit apartment complex located in Fort Collins, Colorado. On October 22, 2008, the Registrant sold Village Gardens, which was its last remaining investment property, to JRK Property Holdings, Inc., a California corporation, and JRK Birchmont Advisors, LLC, a Delaware limited liability company (collectively the “Purchaser”). The Purchaser purchased Village Gardens along with eleven other apartment complexes owned by entities affiliated with AIMCO Properties, L.P., an affiliate of the Registrant’s corporate general partner. The total sales price for Village Gardens and the  other apartment complexes was $125,600,000, of which $8,000,000 represents the portion of the sales price allocated to Village Gardens. The allocated sales prices were based soley on allocations provided by the Purchaser. As a result of the sale, the Registrant no longer holds an ownership interest in any investment property.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s corporate general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sale proceeds will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibits

10 (iv)r   Third Amendment to Agreement for Purchase and Sale and Joint Escrow Instructions between Shelter Properties VI Limited Partnership, a South Carolina limited partnership, and the affiliated Selling Partnerships and JRK Property Holdings, Inc., a California corporation and JRK Birchmont Advisors, LLC, a Delaware limited liability company, a Delaware limited liability company, dated October 21, 2008. *

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELTER PROPERTIES VI

By:  Shelter Realty VI Corporation

Corporate General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: October 28, 2008